Exhibit 99.6

eLOYALTY CORPORATION

NOMINEE HOLDER CERTIFICATION

The undersigned, a bank, broker, trustee, depositary or other nominee of rights (the “Rights”) to purchase shares of common stock (“Common Stock”) of eLoyalty Corporation (“eLoyalty”) pursuant to the Rights Offering described and provided for in the eLoyalty prospectus dated November [  ], 2006 (the “Prospectus”), hereby certifies to eLoyalty and to Mellon Bank, N.A., c/o Mellon Investor Services LLC, as subscription and information agent for the Rights Offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the basic subscription privilege (as defined in the Prospectus) on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the over-subscription privilege (as defined in the Prospectus), listing separately below each such exercised basic subscription privilege and the corresponding over-subscription privilege (without identifying any such beneficial owner), and (2) each such beneficial owner’s basic subscription privilege has been exercised in full:

	Number of Shares of Common Stock and	Rights Exercised Pursuant to Basic	Number of Shares Subscribed For
	Preferred Stock Owned on the Record Date	Subscription Privilege	Pursuant to Over-Subscription Privilege

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Provide the following information if applicable:
Depository Trust Company (“DTC”)
Participant Number

[PARTICIPANT]

By: _ _
Name:

Title:

DTC Basic Subscription Confirmation Number(s)